Exhibit 99.1
Press Release

January 6, 2004

FOR IMMEDIATE RELEASE……Photo Control Corporation, Minneapolis, MN (Nasdaq Small Cap – PHOC). Photo Control has purchased all the assets and rights for the Vaddio product line used in the video conferencing and presentation industry from Vaddio LLC and Rob Sheeley of Minneapolis, MN. The purchase price for these assets was $450,000 in cash, 50,000 shares of Photo Control common stock and the assumption of approximately $70,000 of liabilities. Photo Control will provide significant infrastructure to support the rapid growth of the Vaddio product line and the expanding sales and marketing efforts of Vaddio. Effective January 5, 2004, Rob Sheeley and the entire Vaddio staff will become employees of Photo Control.

Rob Sheeley, President and CEO of Vaddio stated: “We are pleased to have reached an agreement with Photo Control in which the Vaddio products will continue to flourish in a larger environment. Photo Control has an excellent reputation for innovative, high quality products. Vaddio expands Photo Control’s product line and gives Photo Control Corporation new markets in video conferencing and presentation.

Curt Jackels, President and CEO of Photo Control, commented: “This is a major step in our plans to expand the business areas we serve, and we have gone beyond the professional photographic equipment industry. It’s exciting, and I am confident Vaddio will be a valuable addition for us. We will continue to grow the existing relationships Vaddio has developed world-wide, as well as expand the Audio-Visual integration channel.”

Contact:

Rob Sheeley, Vaddio LLC
763-550-2900
www.Vaddio.com

Curt Jackels, Photo Control Corporation
763-537-3601
www.Photo-Control.com

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